                                   FORM 8-K
                                Current Report


                      Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported):  May 17, 2000

                         WHITNEY AMERICAN CORPORATION
              (Exact name of registrant as specified in charter)

                                   DELAWARE
        (State or other jurisdiction of incorporation or organization)


            0-22907                                   54-1956957
    (Commission File Number)            (I.R.S. Employer Identification Number)

            8150 Leesburg Pike, Suite 1200, Vienna, Virginia  22182

                                (703) 893-0582
             (Registrant's telephone number, including area code)

                                (703) 893-5636
             (Registrant's facsimile number, including area code)


Item 5.  Other Events

On May 15, 2000, Whitney American Corporation ("Whitney") presented a proposed merger purchase agreement to Kiber Environmental Services, Inc. ("Kiber"). This agreement contemplates a tax-free merger of Kiber with and into Whitney's subsidiary, Kemron Environmental Services, Inc. ("Kemron"), in a reorganization. The proposed merger purchase agreement calls for Kiber's Stockholders to receive both 181,207 shares of capital stock in Whitney and $450,000 cash in exchange for all of the capital stock of Kiber. The cash is to be paid in the form of $300,000 cash, payable at the closing date, and a $150,000 note payable under a twelve month promissory note.

Kiber is an environmental services company based in Atlanta, Georgia. The company is considered a strong compliment to Kemron's current business, as Kiber performs similar consulting services but to a unique client base. Kemron can market its other services to many of these existing clients and cultivate additional business. The consulting operation of Kiber is planned to be integrated into the current consulting operation of Kemron's Atlanta office. In addition, Kiber has a laboratory operation, nationally recognized for conducting treatability studies. This treatability lab will be a separate business segment of Kemron. It is the belief of both Kemron's and Kiber's management that this merger will create some rewarding opportunities to expand the overall services with much of the core clients of each company.

Kiber has average annual revenues of approximately $1.8M and net income of $100,000. Due to the relatively small size of Kiber's operation and the limited lending requirements, a financial audit has not been required for the past three years. All financial information of Kiber that has been provided thusfar is unaudited. A financial audit is currently in process for the year ended
December 31, 1999 and is a required process in order to commence the merger purchase agreement
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CHANGE OF MANAGEMENT

Kiber is owned by two individual shareholders who are also considered critical to the company's viability. The shareholders of Kiber will become employees of Kemron and will continue in their capacities of business development and operational management.

Issuance of Shares

Prior to the consummation of this agreement, Whitney has an aggregate of 4,217,020 common shares issued and outstanding. After consummating the agreement, Whitney shares issued and outstanding will equal 4,398,227.



Dated:  May 23, 2000

Whitney American Corporation

By /s/  Juan J. Gutierrez
        Chairman of the Board and Chief Executive Officer